UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Valero Energy Corporation

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Valero Energy Corporation

One Valero Way

San Antonio, TX 78249

SUPPLEMENT TO PROXY STATEMENT FOR

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, APRIL 30, 2020

Explanatory Note

On March 19, 2020, Valero Energy Corporation (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) and furnished to stockholders a definitive proxy statement (the “Proxy Statement”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the Annual Meeting of Stockholders to be held on Thursday, April 30, 2020 (the “Annual Meeting”). On April 6, 2020, the Company filed with the SEC and furnished to stockholders a supplement (the “Virtual Meeting Supplement”) to the Proxy Statement (as supplemented by the Virtual Meeting Supplement, the “Supplemented Proxy Statement”) to provide notice of a change in the location of the Annual Meeting to a virtual meeting format, as well as a change in the time of the Annual Meeting to 2:00 p.m., Central Time, on April 30, 2020 in order to accommodate the transition to a virtual meeting format.

In connection with the receipt of an informal inquiry from the SEC regarding perquisite disclosure, the Company is providing this supplement (this “Supplement”) in order to amend and supplement the Supplemented Proxy Statement solely to reflect updates to certain compensation information (i) disclosed under the caption “Perquisites and Other Benefits” on page 45 of the Proxy Statement, (ii) included in the columns titled “All Other Compensation,” “Total” and “Total Excluding Change in Pension Value” in the “Summary Compensation Table” and related footnotes beginning on page 50 of the Proxy Statement and (iii) disclosed under the caption “Pay Ratio Disclosure” beginning on page 67 of the Proxy Statement.

Updates to existing disclosures in the Proxy Statement are set forth below under the heading “Changes to the Supplemented Proxy Statement”. Other than these changes, the Supplemented Proxy Statement remains unchanged. Nothing in this Supplement shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein, or that such disclosures were required or material for any other period.

From and after the date of this Supplement, any references to the “Proxy Statement” are to the Supplemented Proxy Statement as amended and supplemented by this Supplement. The date of this Supplement is April 13, 2020, and it is being filed with the SEC on April 13, 2020.

Important Information

This Supplement should be read in conjunction with the Supplemented Proxy Statement and the other proxy materials previously distributed for the Annual Meeting. Except as described below under the heading “Changes to the Supplemented Proxy Statement,” this Supplement does not modify, amend, supplement or otherwise affect the Supplemented Proxy Statement. To the extent the information in this Supplement differs from or updates information contained in the Supplemented Proxy Statement, the information in this Supplement controls. All page references are to pages in the Proxy Statement, and any defined terms used but not defined herein have the meanings set forth in the Proxy Statement.

Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the Annual Meeting by one of the methods described in the Supplemented Proxy Statement and the other proxy materials previously distributed for the Annual Meeting. If you have already voted, no additional action is required. If you would like to revoke your prior vote on any proposal, please refer to the Supplemented Proxy Statement and the other proxy materials previously distributed for the Annual Meeting for instructions on how to do so.

The Supplemented Proxy Statement and the other proxy materials previously distributed for the Annual Meeting contain important information regarding the matters to be acted upon at the Annual Meeting, and we encourage you to read them. In particular, the Virtual Meeting Supplement contains important information regarding accessing and participating in the virtual Annual Meeting. Your vote is very important to us.

Reaffirmation of Compensation Committee Report

The Compensation Committee of the Board (the “Compensation Committee”) has reviewed and discussed with management the amendments and supplements set forth in this Supplement to the Compensation Discussion and Analysis contained in the Proxy Statement. Based on the foregoing review and discussions and such other matters the Compensation Committee deemed relevant and appropriate, the Compensation Committee specifically reaffirms the Compensation Committee Report contained in the Proxy Statement with respect to the Compensation Discussion and Analysis included in the Proxy Statement as amended and supplemented by this Supplement.

Members of the Compensation Committee:

Rayford Wilkins, Jr., Chair

Philip J. Pfeiffer

Robert A. Profusek

The information under the caption “Reaffirmation of Compensation Committee Report” is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Supplement and irrespective of any general incorporation language in the Supplemented Proxy Statement or this Supplement.

Changes to the Supplemented Proxy Statement

The following additional disclosures (changes marked, with new text bold and underlined and deleted text bold and strikethrough) amend and supplement the information provided in the Supplemented Proxy Statement:

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PERQUISITES AND OTHER BENEFITS

Consistent with our goal of providing compensation and benefits that are aligned with market practices among our peers, officers are eligible to receive reimbursement for club dues, federal income tax preparation, home security protection, and an annual health examination, and are also eligible to receive an annual allowance for the purchase of specified health and welfare benefits, personal liability insurance coverage, excess long-term disability insurance coverage, and the accompaniment of Valero security personnel at certain public events. We also occasionally permit certain limited non-business use of Valero’s corporate aircraft, including, for example, for travel to outside board meetings. Additionally, during certain corporate meetings and functions, we often provide certain items such as meals, entertainment and small gifts (such as travel bags and golf vests) that are not directly related to the business purpose of the meeting or function. We do not provide executive officers with automobiles or automobile allowances or supplemental executive medical coverage.

In determining the total compensation payable to our named executive officers, the Compensation Committee considers perquisites in the context of the total compensation which our named executive officers are eligible to receive. However, given the fact that perquisites represent a relatively small portion of the executive’s total compensation, the availability of these perquisites does not materially influence the decisions made by the Compensation Committee with respect to other elements of the total compensation to which our named executive officers are entitled to or which they are awarded. We believe the benefit Valero receives from providing these perquisites significantly outweighs the cost of providing them. The Compensation Committee also periodically reviews these arrangements as needed to ensure they meet business needs and remain in line with market practices. For more information about these perquisites, including their reportable values based on the incremental costs to us, see the “All Other Compensation” column of the Summary Compensation Table and related footnotes.

We provide other benefits, including medical, life, dental, and disability insurance in line with competitive market conditions. Our named executive officers are eligible for the same benefit plans provided to our other employees, including our Thrift Plan and insurance and supplemental plans chosen and paid for by employees who desire additional coverage.

Consistent with typical practices among our peers, executive officers and other employees whose compensation exceeds certain limits are eligible to participate in non-qualified excess benefit programs whereby those individuals can choose to make larger contributions than allowed under the qualified plan rules and receive correspondingly higher benefits. These plans are described below.

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Summary Compensation Table

This table summarizes the compensation paid to our named executive officers for fiscal years 2019, 2018, and 2017. The elements of compensation listed in the table are described in the Compensation Discussion and Analysis section of this proxy statement and in the table’s footnotes. The officers’ titles listed below are their current titles.

Principal Position (1)	Year	Salary ($)	Stock Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)	Total Excluding Change in Pension Value ($)(7)
Joseph W. Gorder, Chairman of the Board and CEO	2019	1,745,000	14,485,699	4,100,000	7,484,813	~~360,440~~ 384,999	~~28,175,952~~ 28,200,511	~~20,691,139~~ 20,715,698
	2018	1,660,000	10,931,251	4,625,000	1,353,779	~~189,126~~ 235,039	~~18,759,156~~ 18,805,069	~~17,405,377~~ 17,451,290
	2017	1,585,000	12,734,060	3,800,000	4,269,202	~~143,998~~ 170,818	~~22,532,260~~ 22,559,080	~~18,263,058~~ 18,289,878
Donna M. Titzman, EVP and Chief Financial Officer	2019	725,000	2,685,278	842,000	3,573,309	~~80,275~~ 92,015	~~7,905,862~~  7,917,602	~~4,332,553~~ 4,344,293
	2018	641,667	1,508,905	840,000	382,570	~~70,593~~ 81,510	~~3,443,735~~ 3,454,652	~~3,061,165~~ 3,072,082
	(8)
R. Lane Riggs, President and Chief Operating Officer	2019	840,000	4,792,892	1,250,000	4,245,462	~~108,056~~ 121,662	~~11,236,410~~ 11,250,016	~~6,990,948~~ 7,004,554
	2018	800,000	2,200,997	1,110,000	—	~~103,172~~ 114,001	~~4,214,169~~ 4,224,998	~~4,214,169~~ 4,224,998
	2017	700,000	2,710,576	925,000	1,743,387	~~96,683~~ 105,997	~~6,175,646~~ 6,184,960	~~4,432,259~~ 4,441,573
Jason W. Fraser, EVP and General Counsel	2019	600,000	2,280,836	700,000	1,811,402	~~110,874~~ 120,288	~~5,503,112~~ 5,512,526	~~3,691,710~~ 3,701,124
	(9)
	(9)
Gary K. Simmons, EVP and Chief Commercial Officer	2019	650,000	1,787,833	625,000	2,535,277	~~175,412~~ 191,518	~~5,773,522~~ 5,789,628	~~3,238,245~~  3,254,351
	2018	625,000	1,174,051	705,000	—	~~81,590~~ 98,965	~~2,585,641~~ 2,603,016	~~2,585,641~~ 2,603,016
	2017	600,000	1,398,749	620,000	1,345,120	~~88,961~~ 96,859	~~4,052,830~~ 4,060,728	~~2,707,710~~ 2,715,608

Footnotes to Summary Compensation Table:

(1)	The persons listed in this table are referred to in this proxy statement as our “named executive officers” (NEOs).

(2)

The amount shown is the “grant date fair value” of stock awards (restricted stock and performance shares) computed under Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation–Stock Compensation (FASB ASC Topic 718). The grant date fair values are higher than the “target value” of stock awards for each NEO due to reasons more fully described in Compensation Discussion and Analysis and below in this footnote. The target values of stock awards for the NEOs were (rounded): Mr. Gorder ($10,990,000), Ms. Titzman ($2,500,000), Mr. Riggs ($3,360,000), Mr. Fraser ($2,250,000), and Mr. Simmons ($1,500,000)

The grant date fair values disclosed under FASB ASC Topic 718 for our performance share awards include the values of certain tranches of unvested performance shares that were awarded in years prior to the fiscal year shown in the table. The computations of grant date fair values for performance shares are more fully described in footnote (6) to the Grants of Plan-Based Awards table in this proxy statement.

(footnote (2) continues on the following page)

EXECUTIVE COMPENSATION

Footnotes to Summary Compensation Table (cont.):

footnote (2) continued

The dollar values included in the “Stock Awards” column include the following components:

	Gorder	Titzman	Riggs	Fraser	Simmons

Restricted Stock	5,900,119	1,341,432	2,803,504	1,207,586	805,057

Performance Shares	8,585,580	1,343,846	1,989,388	1,073,250	982,776

Total (in dollars)	14,485,699	2,685,278	4,792,892	2,280,836	1,787,833

The process used to value and grant restricted stock and performance shares to our NEOs in 2019 is consistent with previous years. For restricted stock awards, the disclosed grant date fair values are higher than the target values for each officer due to the difference between (i) the stock price used to determine the number of restricted shares granted to achieve the target value (determined by using the average closing stock price for the 15 trading days ending the day before the grant) and (ii) the grant date fair value of the award as computed under FASB ASC Topic 718. The target values of restricted stock awards for 2019 were (rounded): Mr. Gorder ($5,495,000), Ms. Titzman ($1,250,000), Mr. Riggs ($1,680,000), Mr. Fraser ($1,125,000), and Mr. Simmons ($750,000). The final value realized by each named executive officer will be determined at a later date upon award vesting.

For performance shares, the grant date fair values disclosed represent the aggregated fair values of three tranches from three separate award years as required under FASB ASC Topic 718 (i.e., first tranche of 2019 award, second tranche of 2018 award, and third tranche of 2017 award). These are deemed to be three separate grants for determining fair value and each is deemed to have a grant date in 2019 per FASB ASC Topic 718. As further described in footnote (6) to the Grants of Plan-Based Awards table, the expected conversion rate (probable outcome) for each of these awards determines a unique fair value per share for each tranche. The expected conversion rates are 112.47% for the 2019 award, 169.95% for the 2018 award, and 142.27% for the 2017 award. The target values for the 2019 grants of performance shares to our NEOs (described further in Compensation Discussion and Analysis) were (rounded): Mr. Gorder ($5,495,000), Ms. Titzman ($1,250,000), Mr. Riggs ($1,680,000), Mr. Fraser ($1,125,000), and Mr. Simmons ($750,000)

(3)

Stock options were not granted to our named executive officers in 2019, 2018, or 2017. Additional information about the restricted stock and performance shares granted in 2019 is disclosed in the Grants of Plan-Based Awards table in this proxy statement. Additional information about restricted stock is disclosed in Note 14 (Stock-Based Compensation) of Notes to Consolidated Financial Statements in Valero’s Annual Report on Form 10-K for the year ended December 31, 2019.

(4)	Represents amounts earned under our annual incentive bonus plan, as described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Bonus.”

(5)

This column represents the sum of the change in pension value and nonqualified deferred compensation earnings for each of the NEOs. There are no above-market or preferential earnings on non-tax-qualified deferred compensation amounts included in the table presented above. The NEOs participate in the same pension and non-qualified deferred compensation plans as similarly situated Valero employees (senior-level Valero executive leadership). The narrative disclosures following the Pension Benefits table describe the present value assumptions used for these calculations. Additional information about Valero’s defined benefit plans is disclosed in Note 13 (Employee Benefit Plans) of Notes to Consolidated Financial Statements in Valero’s Annual Report on Form 10-K for the year ended December 31, 2019.

The following table lists the components of (i) the increase or decrease in total pension values for 2018, and (ii) the increase in total pension values for 2019 for our NEOs.

	Gorder	Titzman	Riggs	Fraser	Simmons

Components of change in value (rounded to ‘000s):

2018

one year increase in age	628,000	207,000	262,000	81,000	225,000

one year increase in service	1,200,000	195,000	272,000	127,000	220,000

pay changes	1,457,000	888,000	635,000	278,000	160,000

assumption changes (primarily decrease in present values due to increase in the discount rates used to determine benefits)	(1,931,000)	(908,000)	(1,205,000)	(423,000)	(923,000)

Total change in pension value 2018	1,354,000	382,000	(36,000)	63,000	(318,000)

2019

one year increase in age	900,000	262,000	311,000	99,000	256,000

one year increase in service	1,227,000	203,000	264,000	124,000	204,000

pay changes	1,993,000	1,267,000	1,220,000	622,000	389,000

assumption changes (primarily increase in present values due to decrease in the discount rates used to determine benefits)	3,364,000	1,841,000	2,451,000	967,000	1,686,000

Total change in pension value 2019	7,484,000	3,573,000	4,246,000	1,812,000	2,535,000

EXECUTIVE COMPENSATION

Footnotes to Summary Compensation Table (cont.):

footnote (5) continued

The discount rates used in 2019, 2018, and 2017 to determine the present value of accumulated benefits are listed in the disclosures following the Pension Benefits table.

Disclosures in the Summary Compensation Table for 2018 compensation show a zero value for Mr. Riggs and Mr. Simmons per Instruction 3 to Item 402(c)(2)(viii) of Regulation S-K. The actual aggregate changes in the actuarial present value of these officers’ accumulated benefits under their defined benefit and actuarial pension plans (including supplemental plans) were negative values. These negative values were: Mr. Riggs (-$35,467), Mr. Simmons (-$317,781).

(6)

Amounts listed as “All Other Compensation” for 2019 are composed of the following items. Any amount in excess of $10,000 (whether or not such amount may be deemed to be a perquisite or other personal benefit) is separately quantified.

For Mr. Gorder: Valero contributions to the officer’s Thrift Plan account ($19,600), Valero contributions to the officer’s Excess Thrift Plan account ($102,550), home security ($28,449), gross up payment for home security imputed income ($18,458), personal security personnel, an executive physical exam and medical concierge service, reimbursement of club membership dues, Valero-provided dollars for the purchase of health and welfare benefits ($26,779), imputed income related to payment of UK income tax for trailing income from prior work assignment in England ($153,847), imputed income for tax return preparation fees, personal liability insurance coverage, excess long-term disability insurance coverage, use of facilities and meals, entertainment and small gifts in connection with corporate meetings and functions, and use of Valero’s corporate aircraft (for example, to attend outside board meetings).

For Ms. Titzman: Valero contributions to the officer’s Thrift Plan account ($19,600), Valero contributions to the officer’s Excess Thrift Plan account ($31,150), an executive physical exam and medical concierge service, Valero-provided dollars for the purchase of health and welfare benefits ($24,895), imputed income for tax return preparation fees, personal security personnel, personal liability insurance coverage, excess long-term disability insurance coverage, and use of facilities and meals, entertainment and small gifts in connection with corporate meetings and functions.

For Mr. Riggs: Valero contributions to the officer’s Thrift Plan account ($19,600), Valero contributions to the officer’s Excess Thrift Plan account ($39,200), home security, gross up payment for home security imputed income, personal security personnel, an executive physical exam and medical concierge service, reimbursement of club membership dues, Valero-provided dollars for the purchase of health and welfare benefits ($30,084), imputed income for tax return preparation fees, personal liability insurance coverage, excess long-term disability insurance coverage, and use or receipt of facilities and meals, entertainment and small gifts in connection with corporate meetings and functions.

For Mr. Fraser: Valero contributions to the officer’s Thrift Plan account ($19,600), Valero contributions to the officer’s Excess Thrift Plan account ($22,400), home security, gross up payment for home security imputed income, personal security personnel, medical concierge service, reimbursement of club membership dues, Valero-provided dollars for the purchase of health and welfare benefits ($30,084), imputed income related to payment of UK income tax for trailing income from prior work assignment in England ($17,699), imputed income for tax return preparation fees, personal liability insurance coverage, excess long-term disability insurance coverage, and use of facilities and meals, entertainment and small gifts in connection with corporate meetings and functions.

For Mr. Simmons: Valero contributions to the officer’s Thrift Plan account ($19,600), Valero contributions to the officer’s Excess Thrift Plan account ($25,900), home security ($52,155), gross up payment for home security imputed income ($33,839), an executive physical exam and medical concierge service, reimbursement of club membership dues ($10,904), Valero-provided dollars for the purchase of health and welfare benefits ($30,084), personal liability insurance coverage, excess long-term disability insurance coverage, and use of facilities and meals, entertainment and small gifts in connection with corporate meetings and functions.

Overview of Valuation Methodology

Valero values the cost of the benefits above at the incremental cost to Valero of providing such benefits. The primary purpose of Valero’s facilities and corporate aircraft is for business and, as a result, the incremental costs associated with personal use of such items does not include fixed costs that do not change based on usage, including limited family accompaniment or use in connection with an executive’s business use. To the extent we do not incur any incremental costs, no additional compensation is included as part of the total compensation of our named executive officers. However, any incremental costs that we do incur and that are incidental to the business use of such items are included in such total. In the case of personal use of corporate aircraft (including, for example, for travel to outside board meetings), the amount reported is the incremental cost of providing the benefit, which primarily includes fuel costs and airport costs as well as any incidental costs for the crew.

(7)

The values in this column represent the “Total” compensation for 2019 for each NEO when excluding the year-over-year changes to the present values of accumulated benefits under the pension and nonqualified deferred compensation plans, which can increase or decrease significantly from year-to-year due to the actuarial assumptions used in a given year (primarily the discount rates used to determine the present value of accumulated benefits). See footnote (5) above for the specific impact of assumption changes to the total change in pension values in 2019 versus 2018.

The amounts reported in this column are calculated by subtracting the change in pension values reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column, from the amounts reported in the Total compensation column. The amounts reported in this column differ from, and are not substitutes for, the amounts reported in the Total compensation column.

(8)	Ms. Titzman was not a named executive officer for 2017.

(9)	Mr. Fraser was not a named executive officer for 2018 or 2017.

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PAY RATIO DISCLOSURE

The following disclosure are made pursuant to Item 402(u) of SEC Regulation S-K.

The median of the annual total compensation of all employees of Valero for 2019, except our CEO, was $272,417, and the annual total compensation of our CEO, Mr. Gorder, for 2019 was $~~28,175,952~~28,200,511 (as disclosed in the Summary Compensation Table). As a result, our CEO’s 2019 annual total compensation was 10~~3~~4 times that of the median annual total compensation of all employees of Valero.

To determine the median of the annual total compensation of all employees, we first identified the median employee using the sum of base pay, annual bonus, and the grant date fair value of long-term incentive awards. Once the median employee was identified, we then determined the median employee’s annual total compensation as of Dec. 31, 2019 using the Summary Compensation Table methodology set out in Item 402(c)(2)(x) of SEC Regulation S-K. In determining our pay ratio for 2019, we referred to the same employee who was identified as our median employee as of Dec. 31, 2018. We determined that there have been no changes to our employee population or employee compensation arrangements in 2019 that we believe would significantly impact our pay ratio disclosure and thus require identification of a new median employee.

Our total employee population (U.S. and non-U.S.) as of Dec. 31, 2019, was approximately 10,225 employees. To determine the median employee for purposes of this disclosure, following the de minimis exemption under Item 402(u)(4)(ii) of Regulation S-K, we excluded all of our employees in Peru (118 employees) and all of our employees in Mexico (16 employees); the excluded employees represent less than five percent of our total employees. We did not exclude any employees under the data privacy exemption of Item 402(u)(4)(i).

	Median Employee to CEO Pay Ratio
	Median Employee ($)	CEO ($)

Salary	113,770	1,745,000

Stock Awards	—	14,485,699

Non-Equity Incentive Plan Compensation	14,030	4,100,000

Change in Pension Value and Nonqualified Deferred Compensation Earnings	109,770	7,484,813

All Other Compensation	34,847	~~360,440~~ 384,999

Total Compensation	272,417	~~28,175,952~~ 28,200,511

Median Employee to CEO Pay Ratio	1:10~~3~~ 4